Exhibit 99.(c)(iii)

AMENDED AND RESTATED
EXPENSE REIMBURSEMENT AGREEMENT
AS OF SEPTEMBER 14, 2007

This Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is made and entered into as of this 14th day of September, 2007 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Large-Cap Growth Fund (the “Fund”). This Agreement supersedes the Agreement between Lord Abbett and Large-Cap Growth Fund dated August 1, 2006.

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.               Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred fifty basis points (1.50%) for Class A shares of the Fund, (b) two hundred fifteen basis points (2.15%) for Class B shares of the Fund, (c) two hundred fifteen basis points (2.15%) for Class C shares of the Fund, (d) one hundred twenty-five basis points (1.25%) for Class F shares of the Fund, (e) one hundred sixty basis points (1.60%) for Class P shares of the Fund, (f) one hundred seventy-five basis points (1.75%) for Class R2 shares of the Fund, (g) one hundred sixty-five basis points (1.65%) for Class R3 shares of the Fund, and (h) one hundred fifteen basis points (1.15%) for Class Y* shares of the Fund of the average daily net assets of the Fund for the time period set forth in paragraph 2 below.

2.               Lord Abbett’s commitment described in paragraph 1 will be effective from September 14, 2007 through November 30, 2007.

IN WITNESS WHEREOF, Lord Abbett and the Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, as of the day and year first above written.

LORD ABBETT LARGE-CAP GROWTH FUND

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

*                    Class Y shares will be renamed Class I shares effective September 28, 2007.